Exhibit 10.15

Services Agreement

PERSONAL & CONFIDENTIAL

October 8, 2019

Mr. Meherdad Talle

[*****]

[*****]

Dear Matt:

RE: Professional Services

This letter agreement (the “Agreement”) is made this 8th day of October between you (herein referred to as “the Contractor” or “you”) and Borealis Foods Inc., an entity with a principal place of business at 1599 Hurontario St Suite 205, Mississauga, ON L5G 2R8 (hereinafter referred to as “Borealis”).

This will confirm your arrangement for providing services to Borealis.

Nature of Relationship & Services

The Contractor is being retained as an independent contractor to provide services as VP of Business Development on a fee for service basis.

This Agreement is effective retroactively as of August 10, 2019 (“Effective Date”) and will continue through to and including August 1, 2020, and shall renew automatically on a yearly basis, unless terminated by either party as provided herein.

The terms of this Agreement do not create an employment relationship. Accordingly, the Contractor is responsible for all applicable deductions, remittances and coverage, which may include but are not limited to income tax and employment insurance. The Contractor agrees to indemnify Borealis for any claims, charges, taxes, penalties or demands made against it with respect to the Contractor’s deductions, remittances and liabilities.

The Contractor is prohibited from contracting on behalf of Borealis without the prior written consent of Borealis or from binding Borealis in any respect or representing him, her or itself as an agent of Borealis.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Services Profile

The Contractor and Borealis have mutually agreed to the services as described in the attached Services Profile — Schedule A (the “Services”). This profile is intended to be a guideline for the agreed to deliverables and commitments under this Agreement. Changes to the Services may happen at any point in time with any significant adjustments being noted by way of a revised Schedule A for approval by both parties.

The Contractor agrees to devote the appropriate time, ability and attention to the business of Borealis during the term of this Agreement. The Contractor agrees not to entertain any other engagements that will interfere with his/her obligations hereunder without Borealis’ prior written approval.

Time Commitment

It is agreed that the Contractor will work the number of hours each week as set forth in the Services Profile, or if no such numbers of hours is defined therein, then the Contractor will work an appropriate number of hours each week during the term of this Agreement to ensure that all of the deliverables are fulfilled as scheduled.

Service or Project Fee

The fee for Services will be as set forth in the Services Profile.

The Contractor is to invoice Borealis on a monthly basis for all work completed during the invoiced period. Payment of all invoices will be net [*****] days.

It is expected that the Contractor will invoice for the work that is performed in accordance with the deliverables outlined in the Services Profile. The Contractor is not entitled to payment for statutory holidays or time away.

The Contractor’s rate is confidential and should not be discussed with or revealed to any other contractors or employees of Borealis under any circumstance without the express written consent of Borealis.

Expenses

During the term of this Agreement, it is agreed that the Contractor will be reimbursed for all business expenses incurred in the performance of the services for Borealis. All such expenses must be pre-approved and authorized in writing by Borealis.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Company Property

In the event that the Contractor is supplied with any Company property, the Contractor agrees to assume full responsibility for any damage or loss to the property while in their possession and agrees to replace or repair any lost or damaged property. Further, upon termination or expiration of this Agreement, the Contractor will promptly deliver to Borealis any and all of Borealis’ property which is in the Contractor’s possession, including without limitation, Company materials, software, supplies, documentation, intellectual property, business machines, manuals, notes, notebooks, reports, printouts, copies of any of the foregoing property and shall promptly execute a final release in favor of Borealis, in a form reasonably satisfactory to it.

Confidentiality & Non-Compete Agreements

Borealis must protect itself from unfair competition. The Contractor recognizes that he/she will have to access to confidential information of Borealis and will be required to sign the Company’s standard Confidential Information, Non-Solicitation and Non-Competition Agreement, a copy of which is attached hereto as Schedule B.

Termination and Renewal

This Agreement may be terminated at any time by either party upon providing [*****] weeks’ written notice. If the Services are deemed unsatisfactory, or the Contractor is in breach any term of this Agreement, Borealis may terminate this Agreement without advance notice to the Contractor. The Contractor’s performance against the agreed to deliverables will be assessed on an ongoing basis. Borealis will attempt to address any issues as they arise.

The parties agree that this Agreement may be renewed or extended only by the mutual written consent of the parties.

Level of Service

The Contractor warrants that the Services rendered hereunder shall be in accordance with best industry standards and delivered with the highest duty of care for professionals rendering services of this type, and shall be in accordance with the specifications set forth in the Services Profile.

Indemnity

The Contractor agrees that it is exclusively responsible for the payment of all statutory obligations including but not limited to HST, Canada Pension Plan contributions, Employment Insurance premiums, and income tax. The Contractor shall indemnify and save harmless Borealis of and from any and all claims, charges including interest and penalties, costs, expenses and demands that may be made against Borealis by any governmental authority for any statutory obligations whatsoever in connection with the services provided by the Contractor.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

The Contractor shall defend, hold harmless and indemnify Borealis from and against any and all claims, demands, liabilities, suits, actions, losses, damages, costs, expenses, and reasonable counsel fees arising from the Contractor’s performance or breach of its obligations, representations and warranties under this Agreement.

General

This Agreement and all Schedules attached hereto constitute the entire agreement and supersede any previous agreements between the parties, either written or verbal. Any modifications to this Agreement or the Schedules must be in writing and signed by both parties. No waiver of a breach of any term of this Agreement is binding unless it is in writing and signed by the party purporting to waive it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

If any term of this Agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.

The laws of the Province of Ontario govern the terms of this Agreement.

This Agreement is binding upon and inures to the benefit of both parties and their respective executors, administrators, successors and permitted assigns. The Contractor may not assign any of its rights under this Agreement or delegate the performance of any of its Services without Borealis’ prior written consent. Borealis may, without restriction, assign the whole or any part of this Agreement to any associated or affiliated company, or any other third party.

If, upon careful review, you are in agreement with the terms and conditions set forth herein, please sign below to acknowledge your acceptance of the terms hereof, and return the enclosed copy, retaining one copy for your records.

Yours sincerely.

Borealis Food Inc.
By:
Its:

ACCEPTED AND AGREED:

By: Meherdad Talle
Date:

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE A

SERVICES PROFILE

1.	Number of Hours Per Week: [*****]

2.	Compensation:

a.	[*****]

3.	Services Description: Services generally provided by a VP of Business Development.

4.	List of existing Consultant Customers and date of expiry of their respective agreements.

EXISTING CONSULTANT CUSTOMERS	EXPIRY OF CONTRACT

BOREALIS FOOD INC.	MEHERDAD TALLE

By:	Date:
Its:
Date:

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE B

CONFIDENTIAL INFORMATION, NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

As a condition to Meherdad Talle (“Contractor”) providing services (any and all references to “providing services” shall relate to the “Services Agreement” between the Contractor and Borealis Foods Inc. dated October 8, 2019) to Borealis Foods Inc., its affiliates, successors or assigns (together the “Company”), and in consideration therefor and Contractor’s receipt of the compensation now and hereafter paid by Borealis, Contractor hereby agrees to the following:

1. Confidential Information.

A. Company Information. Contractor agrees at all times while providing services to Borealis and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Borealis, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Borealis, any Confidential Information of Borealis, except under a nondisclosure agreement duly authorized and executed by Borealis. Contractor understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of Borealis, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of Borealis on whom Contractor called or with whom Contractor became acquainted while providing services), developments, inventions, processes, formulas, technology, designs, drawings, marketing, finances or other business information. Contractor further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Contractor or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer or Client Information. Contractor agrees that he/she will not, while providing services to Borealis, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity that Contractor has or is providing services to and that Contractor will not bring onto the premises of Borealis any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

C. Third Party Information. Contractor recognizes that Borealis has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Borealis’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for Borealis consistent with Borealis’ agreement with such third party.

2. Covenant Against Competition.

By and in consideration of the Services Agreement, and in consideration of Contractor’s exposure to the proprietary information of Borealis, Contractor hereby covenants and agrees that other than for entities with which Contractor currently conducts business, all of which are listed in Schedule A (the “Contractor Customers”), during the period commencing on the date hereof and ending on the date of termination of the Services Agreement (the “Restricted Period”), Contractor shall not anywhere in the world, directly or indirectly (i) engage in any element of the Business (defined below) or otherwise compete with Borealis, (ii) render any services to any person, corporation, partnership or other entity (other than Borealis or its affiliates) engaged in any element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than Borealis or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing Contractor may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange; (B) Contractor not a controlling person of, or a member of a group which controls, such entity and (C) Contractor does not, directly or indirectly, own [*****]% or more of any class of securities of such entity. The Contractor shall list the expiry date of each agreement it has with a Contractor Customer, and upon expiry of each such agreement, Contractor shall solicit and encourage each Contractor Customer to engage the services or procure the products of Borealis or its affiliated entities, as appropriate.

Contractor acknowledges and agrees that the principal “Business” of Borealis (which expressly includes its successors and assigns) is that of a private equity and investment firm engaged in the food and drinks industry, and any and all other businesses that after the date hereof, and from time to time during the term of the Services Agreement, become significant with respect to Borealis’ then-overall business, including but not limited to the development, manufacture and sale of noodles and noodle products. In addition, Contractor acknowledges and agrees that (1) Contractor’s work for Borealis has given and will continue to give Contractor access to the confidential affairs and proprietary information of Borealis; (ii) the value of all goodwill resulting from the operation of the Business of Borealis and its subsidiaries and other affiliates should properly belong to Borealis; (iii) Contractor’s covenants and agreements in this Section 2 are necessary to preserve the value of such goodwill for the benefit of Borealis; (vi) the proprietary technologies and methods developed by Borealis offer Borealis a distinct competitive advantage, and (iv) Borealis would not have entered into this Agreement, the Services Agreement or any other arrangements but for the covenants and agreements set forth in this Section 2.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

If any part of this Section 2 is determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this agreement is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

3. Conflicting Employment or Provision of Services.

Contractor agrees that, during the term that he/she will be providing services to Borealis, he/she will not engage in any activities that conflict with his obligations to Borealis.

4. Non-Solicitation of Employees and Customers; Non-disparagement.

Contractor agrees that during the Restricted Period defined above, Contractor shall not, either directly or indirectly: (i) solicit, induce, recruit or encourage any of Borealis’ employees or independent contractors to leave their employment or service to Borealis; (ii) hire (on Contractor’s behalf or on behalf of any other person or entity), any employee or independent contractor who has left the employment or other service of Borealis or any of its affiliates within the [*****] period following the termination of such employee’s or independent contractor’s employment or other service with Borealis and its affiliates; or (iii) solicit business from any person who the Contractor knew to be a customer (existing or prospective) of Borealis’ or its affiliates.

During the Restricted Period, Contractor shall not, whether for its own account or for the account of any other person, firm, corporation or business organization, intentionally interfere with Borealis or any of its affiliates’ relationship with, or endeavor to entice away from Borealis or any of its affiliates, any person who, at any time during the term of Contractor’s Service Agreement with Borealis, is or was a customer or client of Borealis’ or that of any of its affiliates.

Neither the Contractor nor Borealis or any of its affiliates shall publish any statement or make an under circumstances reasonably likely to become public that is critical of Borealis or any of its affiliates, or in any way adversely affecting or otherwise maligning the business or reputation of Borealis or any of its affiliates.

5. Conflict of Interest Guidelines.

Contractor agrees to diligently adhere to the Conflict of Interest Guidelines attached as

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6. General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Province of Ontario, Canada. Contractor hereby expressly consents to the personal jurisdiction of the courts located in Ontario for any lawsuit filed there against the Contractor by Borealis arising from or relating to this Agreement.

B. Entire Agreement. This Agreement sets forth the entire agreement and understanding between Borealis and the Contractor relating to the subject matter herein and supersedes all prior discussions or representations between Borealis and the Contractor including, but not limited to, any representations made during meeting or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an authorized officer of Borealis and the Contractor. Any subsequent change or changes in his duties or compensation will not affect the validity or scope of this Agreement.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon the Contractor’s successors and assigns and will be for the benefit of Borealis, its successors, and its assigns.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Agreement on __________, 20_.

Contractor Name: Meherdad Talle

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

CONFLICT OF INTEREST GUIDELINES

It is the policy of Borealis Foods Inc., its affiliates, successors or assigns (together, the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of Borealis. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to Borealis is intended. (The Confidential Information, and Non-Non Solicitation and Competition Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to Borealis.

3. Participating in civic or professional organizations that might involve divulging confidential information of Borealis.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Borealis.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to Borealis.

9. Improperly using or disclosing to Borealis any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of Borealis.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in termination of the Services Agreement between Borealis and the Contractor without warning.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.